Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FIRST QUARTER 2018 FINANCIAL RESULTS

Englewood, Colorado, May 10, 2018 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today reported first quarter 2018 results.  Highlights include(1):

First quarter operating results:

•	Qurate Retail revenue of $3.2 billion
•	Qurate Retail eCommerce revenue of $1.8 billion
•	Qurate Retail reported EPS of $0.30 and adjusted EPS(2) of $0.49
•	Total QVC revenue up 7% as reported; up 2% in constant currency(3) on a comparative basis excluding impact of new accounting standards
•	QVC US revenue up 3% as reported, up 2% on a comparative basis
•	QVC International revenue grew 2% on a constant currency(3) basis
•	Total QVC customers grew 2% to 12.9 million and zulily customers grew 24% to 6.1 million
•	Total QVC mobile penetration was 66% of QVC.com orders, a 410 basis point increase
•	QVC US mobile penetration was 65% of QVC.com orders, a 380 basis point increase
•	zulily revenue grew 17%
•	Operating loss decreased 26% and adjusted OIBDA(2) grew 80%

Corporate updates:

•	Completed transactions with GCI Liberty and became asset backed stock on March 9th; changed name to Qurate Retail, Inc. on April 9th
•	Marriott Vacations Worldwide announced acquisition of ILG
•	Anticipate receiving after-tax cash proceeds of approximately $200 million and approximately $325 million in Marriott Vacations equity
•	From February 1, 2018 through April 30, 2018, repurchased 8.7 million QRTEA shares at an average price per share of $26.46 and total cost of $231 million

“We are pleased to continue our positive revenue performance at QVC and zulily,” said Mike George, Qurate Retail’s President and CEO. “QVC US grew revenue for the third consecutive quarter and QVC International continued its track record of growth. zulily built on the momentum from late 2017 and generated mid-teen sales gains.  In addition, QVC and zulily posted solid new customer acquisition in the quarter, and QVC continued to extend its reach to developing platforms like Roku and Facebook Live and grow customer engagement.  While HSN and Cornerstone results remain challenged, we are confident in our ability to turn around both businesses.”

“We were pleased to complete the split-off of GCI Liberty, creating an asset-backed stock for our company that has been renamed Qurate Retail, Inc.  This new streamlined structure allows us to hone our focus on offering the most engaging shopping experiences through a collection of like-minded businesses,” said Greg Maffei, Qurate Retail Executive Chairman.  “Among our other holdings, we expect the announced sale of ILG to net approximately $200 million of after-tax cash proceeds and approximately $325 million in Marriott Vacations equity.”

Corporate Updates

On March 9, 2018, Qurate Retail, Inc. (formerly Liberty Interactive Corporation (“Liberty Interactive”)) and GCI Liberty, Inc. (“GCI Liberty”) completed the series of transactions that effected the split-off of GCI Liberty.  As a result, the former QVC Group common stock became an asset-backed stock. In addition, Liberty Interactive changed its name to Qurate Retail, Inc. effective as of April 9, 2018.  Qurate Retail, Inc. includes QVC, Inc., HSN, Inc. (“HSNi”) (which includes the Cornerstone brands), and zulily, llc (collectively, “Qurate Retail Group”), which are wholly owned subsidiaries, as well as minority interests in ILG and FTD and various green energy investments.

Prior to the split-off of GCI Liberty, certain assets and liabilities were reattributed from Liberty Interactive’s former Liberty Ventures Group to its QVC Group (the “Reattribution”), as summarized in Qurate Retail’s press release issued on March 9, 2018.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2018 to the same period in 2017.  For purposes of presentation herein, the pro forma results of operations in this press release include historical HSN and Cornerstone results for comparison purposes. This is intended to supplement and enhance the information related to prior periods. The impacts of purchase accounting resulting from our acquisition of HSNi have not been reflected in these historical results.

Qurate Retail adopted the new U.S. accounting standard regarding revenue recognition (ASC 606) as of January 1, 2018. Accordingly, QVC, HSN and zulily recognize credit card income for their branded credit cards as part of net revenue rather than as an offset to SG&A expense. This change positively impacted Qurate Retail’s revenue in the first quarter of 2018 and Qurate Retail is providing comparable results in addition to GAAP results where applicable. The zulily-branded credit card was first implemented in the third quarter of 2017 and this change did not have a material impact on zulily’s reported revenue in the first quarter of 2018.

In addition, under new revenue recognition standards, Qurate Retail now recognizes revenue at the time of shipment as opposed to delivery.  Operating results for QVC and zulily in the first quarter of 2018 as presented in this press release include a modest positive impact due to this adjustment, with a more significant impact at zulily than other segments, but this impact is expected to balance out over 2018. As such, comparable results presented in this press release are not adjusted to exclude this change.  HSNi previously recognized revenue at the time of shipment, so there is no impact to HSNi’s reported results.

FIRST QUARTER 2018 FINANCIAL RESULTS

(amounts in millions)	1Q17	1Q18	% Change	% Change Constant Currency(a)
Revenue
QVC US(b)	$1,370	$1,417	3%
QVC International(c)	595	676	14%	2%
Total QVC revenue	$1,965	$2,093	7%	3%
HSN(b)(d)	562	509	(9)%
zulily(b)	359	419	17%
Cornerstone(d)	225	207	(8)%
Intersegment eliminations	(1)	-	NM
Total Qurate Retail Revenue (pro forma)	$3,110	$3,228	4%
Former Liberty Ventures corporate and other(e)	4	2
Pre-acquisition HSNi results	(787)	-
Total Qurate Retail Revenue (as reported)	$2,327	$3,230

Operating Income
QVC US	$202	$254	26%
QVC International(c)	69	89	29%	16%
Total QVC operating income	$271	$343	27%	23%
HSN(d)	37	13	NM
zulily	(38)	(28)	26%
Cornerstone(d)	1	(9)	NM
Unallocated corporate cost(f)	(7)	(17)	(143)%
Total Qurate Retail Operating Income (pro forma)	$264	$302	14%
Former Liberty Ventures corporate and other(e)	(13)	(8)
Pre-acquisition HSNi results	(38)	-
Total Qurate Retail Operating Income (as reported)	$213	$294

Adjusted OIBDA
QVC US	$336	$326	(3)%
QVC International(c)	98	107	9%	(1)%
Total QVC adjusted OIBDA	434	433	-%	(3)%
HSN(d)	48	43	(10)%
zulily	15	27	80%
Cornerstone(d)	6	3	(50)%
Unallocated corporate cost(f)	(4)	(9)	(125)%
Total Qurate Retail Adjusted OIBDA (pro forma)	$499	$497	-%
Former Liberty Ventures corporate and other(e)	(8)	(5)
Pre-acquisition HSNi results	(54)	-
Total Qurate Retail Adjusted OIBDA (as reported)	$437	$492

a)	For a definition of constant currency financial metrics, see the accompanying schedules.

b)

As a result of Qurate Retail’s adoption of new accounting standards around revenue recognition (ASC 606), QVC-, HSN- and zulily-branded credit card income is recognized as part of net revenue as of the start of the first quarter of 2018. First quarter 2018 revenue includes the following amounts of credit card income:

•	QVC US: $26 million; revenue grew 2% in the first quarter of 2018 excluding the impact of this accounting change
•	HSN: $4 million; revenue declined 10% in the first quarter of 2018 excluding the impact of this accounting change
•	zulily-branded credit card income did not materially impact reported results.
c)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
d)	Pro forma results present HSN and Cornerstone historical results.
e)	Includes results of the former Liberty Ventures Group consolidated in Qurate Retail’s results through March 9, 2018 at which point certain assets and liabilities were split-off with GCI Liberty.
f)	Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment.

FIRST QUARTER 2018 NET INCOME AND ADJUSTED NET INCOME

	Three months ended
(amounts in millions)	1Q17	1Q18
Net Income(a)	$91	$142
Adjusted Net Income(b)	$168	$235

Basic weighted average shares outstanding ("WASO")	453	476
Potentially dilutive shares	2	5
Diluted WASO	455	481

GAAP EPS(a)	$0.20	$0.30
Adjusted EPS(b)	$0.37	$0.49

a)

Represents net income, basic net income per share and diluted net income per share from continuing operations attributable to Series A and Series B QVC Group common stockholders as presented in Qurate Retail’s financial statements.

b)	See reconciling schedule 3.

QVC US

QVC US realized year-over-year sales gains in all categories, except jewelry and electronics in the quarter. Operating income margin expansion reflects lower amortization as a result of the roll-off of purchase accounting amortization from Qurate Retail’s acquisition of QVC. Adjusted OIBDA margin(2) contraction primarily reflects ASP deleverage, an unfavorable return rate primarily driven by comping a very favorable returns adjustment in the first quarter of 2017,   an increase in bonus accrual due to a change in QVC’s bonus accrual methodology and higher fixed costs and marketing expenses, which were partially offset by lower bad debt.

As a result of Qurate Retail’s adoption of ASC 606, QVC US has classified approximately $26 million of revenue from its private label credit card program in net revenue for the three months ended March 31, 2018. Excluding the impact of this accounting adjustment, QVC US revenue grew 2% in the first quarter of 2018. This change also had an approximately 40 bps impact on reported adjusted OIBDA margins.

QVC International

In the first quarter, QVC International experienced year-over-year constant currency(3) sales growth in all categories except apparel, which was down slightly. The operating income margin expansion primarily reflects lower amortization and the adjusted OIBDA margin(2) contraction primarily reflects higher freight, lower product margins and higher fixed costs, which were partially offset by lower marketing expenses.

US Dollar denominated results were impacted favorably by exchange rate fluctuations. The Dollar weakened versus the Euro, British Pound and Japanese Yen 15%, 12% and 5%, respectively. The financial metrics presented in this press release also provide a comparison of the year-over-year percentage change in QVC’s results in constant currency(3) (where applicable) to the comparable figures calculated in accordance with US GAAP for the first quarter of 2018.

HSN

Although HSN’s results are only included in Qurate Retail’s results beginning January 1, 2018, we believe a discussion of HSN’s stand-alone results compared to the prior year period promotes a better understanding of the overall results of its business. HSN has reclassified certain costs between line items to conform with Qurate Retail’s reporting for ease of comparability for the periods presented.

In the first quarter, HSN revenue declined in all categories, except beauty.  Average selling price declined primarily driven by a product mix shift away from electronics, which typically carry higher price points.  Return rate improved due to a continued positive trend in several categories.  The decline in operating income margin is primarily due to purchase accounting amortization and transaction related costs. Adjusted OIBDA(2) margin declined primarily due to higher inbound and outbound shipping costs and deleveraging of fixed costs due to the decrease in net revenue, offset by higher product margins, lower personnel expenses driven by integration-related synergies and lower bad debt expense.

As a result of Qurate Retail’s adoption of ASC 606, HSN has classified approximately $4 million of revenue from its private label credit card program in net revenue for the three months ended March 31, 2018. Excluding the impact of this accounting adjustment, HSN revenue declined 10% in the first quarter of 2018. This change also had an approximately 7 bps impact on reported adjusted OIBDA margins.

zulily

Revenue increased in the first quarter primarily due to a 12% increase in total orders placed, driven by a 24% increase in active customers year-over-year.  An active customer is defined as an individual who has purchased at least once in the last twelve months, measured from the last date of a period. Operating loss and adjusted OIBDA(2) improved due to increased sales and leveraging operating and SG&A expenses.  The adoption of ASC 606 regarding changes around revenue recognition for zulily-branded credit card income did not materially impact zulily’s reported results.

Cornerstone

Revenue declined in the first quarter of 2018 primarily driven by weakness in the home segment, particularly in Frontgate and Grandin Road’s outdoor businesses, partially offset by growth at Garnet Hill. Operating income and adjusted OIBDA(2) declines were primarily driven by lower sales, partially offset by lower operating expenses due to reduced catalog circulation.  Catalog circulation decreased, consistent with ongoing efforts to re-balance investments towards the digital and retail segments to drive demand. Operating income was also impacted by purchase accounting amortization.

FIRST QUARTER 2018 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	1Q17	1Q18	% Change		% Change Constant Currency(a)
QVC – Total
Operating Income Margin (%)	13.8%	16.4%	260	bps
Adjusted OIBDA Margin (%)	22.1%	20.7%	(140)	bps
eCommerce Revenue	$936	$1,037	11%		8%
eCommerce % of Total Revenue	47.6%	49.5%	190	bps
Mobile % of eCommerce Revenue(b)	62.2%	66.3%	410	bps
LTM Total Customers(c)	12.7	12.9	2%

QVC – US
Cost of Sales % of Revenue	63.8%	63.3%	(50)	bps
Operating Income Margin (%)	14.7%	17.9%	320	bps
Adjusted OIBDA Margin (%)	24.5%	23.0%	(150)	bps
Average Selling Price	$57.14	$54.85	(4)%
Units Sold			8%
Return Rate(d)	17.4%	18.6%	120	bps
eCommerce Revenue	$733	$792	8%
eCommerce % of Total Revenue	53.5%	55.9%	240	bps
Mobile % of eCommerce Revenue(b)	61.1%	64.9%	380	bps
LTM Total Customers(c)	8.1	8.1	-%

QVC – International
Cost of Sales % of Revenue	61.9%	62.6%	70	bps
Operating Income Margin (%)	11.6%	13.2%	160	bps
Adjusted OIBDA Margin (%)	16.5%	15.8%	(70)	bps
Average Selling Price			12%		1%
Units Sold			2%
eCommerce Revenue	$203	$245	21%		9%
eCommerce % of Total Revenue	34.1%	36.2%	210	bps
Mobile % of eCommerce Revenue(b)	65.8%	75.5%	970	bps
LTM Total Customers(c)	4.6	4.8	4%

HSN(e)
Cost of Sales % of Revenue	66.4%	66.0%	(40)	bps
Operating Income Margin (%)	6.6%	2.6%	NM
Adjusted OIBDA Margin (%)	8.5%	8.4%	(10)	bps
Average Selling Price	$56.49	$53.94	(5)%
Units Sold			(6)%
Return Rate(d)	15.0%	14.4%	(60)	bps
eCommerce Revenue	$262	$241	(8)%
eCommerce % of Total Revenue	46.6%	47.3%	70	bps
Mobile % of eCommerce Revenue(b)	54.2%	56.8%	260	bps
LTM Total Customers(c)	5.0	4.6	(8)%

zulily
Cost of Sales % of Revenue	73.3%	73.7%	40	bps
Operating Income Margin (%)	(10.6)%	(6.7)%	390	bps
Adjusted OIBDA Margin (%)	4.2%	6.4%	220	bps
Mobile % of Total Orders	67.0%	69.9%	290	bps
LTM Total Customers(c)	4.9	6.1	24%

Cornerstone(e)
Operating Income Margin (%)	0.4%	(4.3)%	NM
Adjusted OIBDA Margin (%)	2.7%	1.4%	(130)	bps
eCommerce Revenue	$161	$147	(8)%
eCommerce % of Total Revenue	71.4%	71.1%	(30)	bps

China JV(f)
Revenue	$36	$44	22%
Adjusted OIBDA	$(2)	$1	150%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Based on gross US Dollar orders.
c)	LTM: Last twelve months.
d)	Measured as returned sales over gross shipped sales.
e)	Prior year historical results are included for comparative purposes.
f)	This joint venture is being accounted for as an equity investment.

Taxes

Qurate Retail estimates that the 2018 effective tax rate will be in the range of 20% - 23% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments. This estimate excludes the impact of one-time items and is subject to adjustment.

Share Repurchases

From February 1, 2018 through April 30, 2018,  Qurate Retail repurchased approximately 8.7 million Series A QVC Group shares (Nasdaq: QRTEA) at an average cost per share of $26.46 for total cash consideration of $231 million. Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Qurate Retail has repurchased shares for aggregate cash consideration of $8.0 billion, representing approximately 52% of the shares outstanding at the time of the creation of the Qurate Retail stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks. On March 8, 2018, Qurate Retail’s board of directors authorized the additional repurchase of approximately $700 million of QVC Group common stock. The remaining repurchase authorization for Qurate Retail as of May 1, 2018 is approximately $1.1 billion.

FOOTNOTES

1)

Qurate Retail’s President and Chief Executive Officer, Mike George, and Executive Chairman, Greg Maffei will discuss these highlights and other matters on  Qurate Retail’s earnings conference call which will begin at 11:00  a.m. (E.D.T.) on May 10, 2018.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin and adjusted EPS, see the accompanying schedules.

3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.

NOTES

The following financial information with respect to Qurate Retail’s equity affiliates and available for sale securities is intended to supplement Qurate Retail’s condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	12/31/2017(a)	3/31/2018
ILG(b)	474	518
Other public holdings(c)	74	38
Total Public Holdings	$548	$556

a)	Excludes public holdings at the former Liberty Ventures Group that were split-off with GCI Liberty in March 2018.
b)	Represents fair value of investment in ILG.
c)

Other public holdings includes fair value of the investment in FTD. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in Qurate Retail’s balance sheet at its historical carrying value of $73 million and $67 million at December 31, 2017 and March 31, 2018, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2017(a)	3/31/2018
Cash (GAAP)	$903	$1,055
Reattributed cash(b)	1,048	—
Former Liberty Ventures Group cash	(573)	—
Cash (pro forma)	$1,378	$1,055

Indemnification Asset(c)	$—	$253

Debt:
QVC senior notes(d)	$3,550	$3,550
QVC bank credit facility	1,763	1,405
Other QVC debt	170	185
Total QVC, Inc. debt	$5,483	$5,140
HSNi bank credit facilities	460	500
Other HSNi debt	—	8
Total Qurate Retail Group Debt	$5,943	$5,648

Senior notes(d)	791	791
Senior exchangeable debentures(e)	1,947	1,942
Corporate Level Debentures	2,738	2,733
Total Qurate Retail, Inc. Debt	$8,681	$8,381
Unamortized discount, fair market value adjustment and deferred loan costs	(132)	(143)
Total Qurate Retail, Inc. Debt (GAAP)	$8,549	$8,238

QVC, Inc. leverage(f)	2.7x	2.5x
Qurate Retail Group leverage(g)	2.6x	2.5x

a)	Presented above as though the Reattribution had occurred as of December 31, 2017.
b)	Represents cash reattributed from the former Liberty Ventures Group to the former QVC Group at the time of the GCI Liberty split-off in March 2018.

c)

Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.

d)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
e)

Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment. December 31, 2017 includes exchangeable debentures reattributed from Liberty Ventures Group in March 2018.

f)	As defined in QVC, Inc.’s credit agreement (includes zulily adjusted OIBDA).
g)	Includes QVC, Inc., zulily, llc and HSN, Inc.; based on debt and adjusted OIBDA as defined for covenant calculation purposes in their respective credit agreements.

Pro forma cash at Qurate Retail decreased $323 million in the first quarter as share repurchases and debt repayments more than offset cash from operations. Total debt at Qurate Retail Group decreased by $300 million primarily due to repayment under QVC’s credit facility.

Qurate Retail benefits from an Indemnification Asset, presented in the preceding table, pursuant to an indemnification agreement with GCI Liberty with respect to the Charter exchangeable debentures issued by LI LLC for any payments made in excess of the adjusted principal amount of the debentures to any holder thereof that exercises its exchange right on or before the put/call date of October 2023 (the "Exchange Indemnity"). The Exchange Indemnity, which is supported by a negative pledge in favor of Qurate Retail on the referenced shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures, will not apply to any Charter exchangeable debentures purchased by LI LLC, as described below. Also, pursuant to the indemnification agreement, each of Qurate Retail and LI LLC will use commercially reasonable efforts to purchase, in one or more privately negotiated transactions, a tender offer or other purchase transactions (each, a "Purchase Offer") with respect to the outstanding Charter exchangeable debentures, on terms and conditions (including maximum offer price) reasonably acceptable to GCI Liberty, by September 9, 2018.  GCI Liberty will indemnify LI LLC for the difference between the purchase price of a purchased debenture pursuant to a Purchase Offer and the cash delivered in the reattribution with respect to such purchased debenture, plus any tax benefits associated with early extinguishment of such purchased debenture (the "Repurchase Indemnity"). An aggregate of $583 million in cash was delivered from the former Liberty Ventures Group to the former QVC Group in the Reattribution with respect to the Charter exchangeable debentures. GCI Liberty's Exchange Indemnity obligation and the number of shares subject to the negative pledge will be ratably reduced with respect to any Charter exchangeable debentures repurchased by Qurate Retail in connection with the Repurchase Indemnity.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB)  President and Chief Executive Officer, Mike George, and Executive Chairman, Greg Maffei,  will discuss Qurate Retail’s earnings release on a conference call which will begin at 11:00  a.m. (E.D.T.) on May 10,  2018.  The call can be accessed by dialing 800-239-9838 or 323-794-2551, passcode 1166173,  at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.qurateretail.com/events.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies, market potential, future financial prospects, market conditions, sales demand, statements about the Purchase Offers and indemnification by GCI Liberty, the integration of HSNi, the expected benefits of the acquisition of HSNi, the expected benefits of the sale of ILG, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), zulily, HSN and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, certain purchase accounting adjustments, separately reported litigation settlements, transaction related costs (including restructuring, integration, and advisory fees) and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Qurate Retail believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail.  Qurate Retail defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018, respectively.

CONSOLIDATED PRO FORMA OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q17	2Q17	3Q17	4Q17	1Q18
Qurate Retail, Inc. Operating Income	$213	$254	$208	$368	$294
Depreciation and amortization	208	206	180	131	163
Stock compensation expense(a)	16	21	22	64	23
QVC/HSNi level transaction related costs	—	—	3	40	8
Corporate level transaction related costs	—	—	—	15	4
Qurate Retail, Inc. Adjusted OIBDA (as reported)	$437	$481	$413	$618	$492
Former Liberty Ventures Group adjusted OIBDA(b)	8	7	6	6	5
Pre-acquisition HSNi adjusted OIBDA(c)	54	71	50	91	—
Qurate Retail, Inc. Adjusted OIBDA (pro forma)	$499	$559	$469	$715	$497

a)	4Q17 includes $21 million of accelerated corporate level stock-based compensation expense due to impending US tax reform and $8 million of acquisition-related HSN stock-based compensation.
b)	Includes results of the Liberty Ventures Group through March 9, 2018, at which point certain assets and liabilities were split-off with GCI Liberty.
c)	Adjusted OIBDA of HSNi included prior to the acquisition for comparative purposes.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), zulily, HSN and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

BUSINESS SEGMENT ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q17	2Q17	3Q17	4Q17	1Q18

QVC
Total QVC operating income	$271	$306	$274	$496	$343
Depreciation and amortization	157	154	129	79	77
Stock compensation	6	8	9	8	9
Transaction related costs	—	—	3	6	4
Total QVC adjusted OIBDA	$434	$468	$415	$589	$433

QVC US Adjusted OIBDA	$336	$361	$316	$442	$326
QVC International adjusted OIBDA	98	107	99	147	107

HSN(a)
Operating income (loss)	$37	$39	$31	$(3)	$13
Depreciation and amortization	8	8	8	7	24
Stock compensation	3	(1)	3	11	2
Transaction related costs(b)	—	4	1	64	4
Adjusted OIBDA	$48	$50	$43	$79	$43

zulily
Operating income (loss)	$(38)	$(29)	$(44)	$(18)	$(28)
Depreciation and amortization	50	51	51	50	51
Stock compensation	3	4	5	6	4
Adjusted OIBDA	$15	$26	$12	$38	$27

Cornerstone(a)
Operating income (loss)	$1	$16	$2	$(11)	$(9)
Depreciation and amortization	4	3	4	4	11
Stock compensation	1	—	1	1	1
Transaction related costs(c)	—	2	—	18	—
Adjusted OIBDA	$6	$21	$7	$12	$3

a)	Information included for periods prior to the acquisition for comparative purposes.
b)

Q4-17 includes $30 million of severance and bonus cost at HSN that was consolidated in Qurate Retail’s reported results as well as other costs incurred prior to Qurate Retail’s acquisition and not included in Qurate Retail’s consolidated results.

c)

Q4-17 includes $5 million of severance cost at Cornerstone that was consolidated in Qurate Retail’s reported results as well as other costs at Cornerstone incurred prior to Qurate Retail’s acquisition and not included in Qurate Retail’s consolidated results.

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s adjusted net income to its net income and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS  RECONCILIATION

(amounts in millions)	1Q17	2Q17	3Q17	4Q17	1Q18
Qurate Retail, Inc. Net income (GAAP)	$507	$175	$296	$1,463	$384
Former Liberty Ventures Group net income(a)	(416)	(64)	(177)	(576)	(242)
Net income attributable to QVC Group common stock	91	111	119	887	142
Purchase accounting amort., net deferred tax benefit (b)	77	77	63	30	47
QVC/HSNi level transaction related costs, net of tax	—	—	3	25	6
Corporate level transaction related costs, net of tax	—	—	—	9	3
Gain on transactions, net	—	—	—	(409)	—
Acceleration of stock compensation expense, net of tax(c)	—	—	—	19	—
Impact of US tax reform	—	—	—	(295)	—
Mark-to-market adjustments(d)	—	—	—	—	37
Adjusted Net Income	$168	$188	$185	$266	$235

Diluted earnings per share (GAAP)					$0.30
Adjustments, net of tax					0.19
Adjusted earnings per share					$0.49

a)	Represents results of the Liberty Ventures Group through March 9, 2018 at which point certain assets and liabilities were split-off with GCI Liberty.
b)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSNi and zulily, net of book deferred tax benefit.
c)	4Q17 includes $21 million of accelerated corporate level stock-based compensation expense due to impending US tax reform and $8 million of acquisition-related HSN stock-based compensation, net of tax.
d)	Add-back includes mark-to-market adjustments of exchangeable bonds and public equity holdings, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2018	2017
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,055	903
Trade and other receivables, net	1,273	1,726
Inventory, net	1,510	1,411
Indemnification asset	253	—
Other current assets	212	125
Total current assets	4,303	4,165
Investments in equity securities	611	2,363
Investments in affiliates, accounted for using the equity method	204	309
Property and equipment, net	1,357	1,341
Intangible assets not subject to amortization	11,019	11,011
Intangible assets subject to amortization, net	1,172	1,248
Other assets, at cost, net of accumulated amortization	49	50
Assets of discontinued operations	—	3,635
Total assets	$18,715	24,122
Liabilities and Equity
Current liabilities:
Accounts payable	992	1,151
Accrued liabilities	968	1,125
Current portion of debt	1,850	996
Other current liabilities	127	169
Total current liabilities	3,937	3,441
Long-term debt	6,388	7,553
Deferred income tax liabilities	2,090	2,500
Other liabilities	332	242
Liabilities of discontinued operations	—	303
Total liabilities	12,747	14,039
Equity/Attributed net assets (liabilities)	5,861	9,984
Non-controlling interests in equity of subsidiaries	107	99
Total liabilities and equity	$18,715	24,122

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2018	2017
Revenue:
Total revenue, net	$3,230	2,327

Operating costs and expenses:
Cost of retail sales	2,093	1,505
Operating	228	151
Selling, general and administrative, including stock-based compensation	452	250
Depreciation and amortization	163	208
	2,936	2,114
Operating income (loss)	294	213

Other income (expense):
Interest expense	(98)	(90)
Share of earnings (losses) of affiliates, net	(14)	(27)
Realized and unrealized gains (losses) on financial instruments, net	99	175
Other, net	4	1
	(9)	59
Earnings (loss) from continuing operations before income taxes	285	272
Income tax benefit (expense)	(29)	(84)
Earnings (loss) from continuing operations	256	188
Earnings (loss) from discontinued operations, net of taxes	141	331
Net earnings (loss)	397	519
Less net earnings (loss) attributable to noncontrolling interests	13	12
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$384	507

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2018	2017
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$397	519
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(141)	(331)
Depreciation and amortization	163	208
Stock-based compensation	23	16
Share of (earnings) losses of affiliates, net	14	27
Cash receipts from return on equity investments	—	7
Realized and unrealized gains (losses) on financial instruments, net	(99)	(175)
Deferred income tax (benefit) expense	(7)	60
Other, net	3	3
Changes in operating assets and liabilities
Current and other assets	22	254
Payables and other current liabilities	(87)	(162)
Net cash provided (used) by operating activities	288	426

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(22)	(21)
Capital expended for property and equipment	(47)	(30)
Other investing activities, net	(20)	(1)
Net cash provided (used) by investing activities	(89)	(52)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,026	499
Repayments of debt	(1,354)	(704)
GCI Liberty Split-Off	(475)	—
Repurchases of QVC Group common stock	(217)	(152)
Withholding taxes on net settlements of stock-based compensation	(19)	(4)
Other financing activities, net	(22)	(26)
Net cash provided (used) by financing activities	(61)	(387)
Effect of foreign currency rates on cash	13	9
Net increase (decrease) in cash and cash equivalents	151	(4)
Cash and cash equivalents at beginning of period	912	836
Cash and cash equivalents at end period	$1,063	832